SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G/A
                 Under the Securities and Exchange Act of 1934

                               (Amendment No. 1)*

                           Newcastle Investment Corp.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   65105M108
                                 (CUSIP Number)

                               December 31, 2005
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.65105M108                 13G/A                   Page 2 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                   Hunter Global Associates L.L.C.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       884,591
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        884,591
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                        884,591
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        2.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                        OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.65105M108                 13G/A                   Page 3 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        980,225
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         980,225
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                         980,225
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                         2.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                          IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.65105M108                 13G/A                   Page 4 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Duke Buchan III
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         980,225
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         980,225
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         980,225
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                         2.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                          IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.65105M108                 13G/A                   Page 5 of 12 Pages

----------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund I L.P.

-----------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         854,591
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         854,591
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         854,591
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          1.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                           PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.65105M108                 13G/A                   Page 6 of 12 Pages

----------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund II L.P.
-----------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           30,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           30,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           30,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           0.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.65105M108                 13G/A                   Page 7 of 12 Pages


Item 1(a).     Name of Issuer:

               The name of the issuer is Newcastle Investment Corp. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The Issuer's principal executive offices are located at 1251 Avenue of the Americas, New York, NY 10020

Item 2(a).     Name of Person Filing:

               This statement is filed by:
                     (i) Hunter Global Associates L.L.C., a Delaware limited liability company ("Associates") (OO) that is the general partner of Hunter Global Investors Fund I L.P. ("Fund I") and Hunter Global Investors Fund II L.P. ("Fund II"), with respect to the shares of Common Stock (defined in Item 2(d) below) beneficially owned by Fund I and Fund II, collectively.
                    (ii) Hunter Global Investors L.P., a Delaware limited partnership ("Investors") (IA) that is the investment manager of Fund I, Fund II, Hunter Global Investors Offshore Fund Ltd., a Cayman Islands exempted company ("Off I") and Hunter Global Investors Offshore Fund II Ltd., a Cayman Islands exempted company ("Off II"), with respect to the shares of Common Stock beneficially owned by Fund I, Fund II, Off I and Off II, collectively.
                   (iii) Duke Buchan III ("Mr. Buchan") (IN), who is the managing member of Associates and who controls Investors through its general partner, with respect to the shares of Common Stock beneficially owned by Fund I, Fund II, Off I and Off II, collectively.
                    (iv) Fund I, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.
                     (v) Fund II, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.

                          The foregoing persons are hereinafter collectively
                  referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate person.

Item 2(b).        Address of Principal Business Office or, if none, Residence

         The address of the business office of each of the Reporting Persons is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

CUSIP No.65105M108                 13G/A                   Page 8 of 12 Pages

Item 2(c).   Citizenship

         Fund I, Fund II and Investors are each limited partnerships organized under the laws of the State of Delaware. Associates is a limited liability company organized under the laws of the State of Delaware. Mr. Buchan is a United States citizen.

Item 2(d).   Title of Class of Securities

         Common Stock (the "Common Stock")

Item 2(e).   CUSIP Number

         65105M108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a: NOT APPLICABLE

          (a) [ ] Broker or dealer registered under Section 15 of the Act,
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

             The percentages used in this Item 4 are calculated based upon 43,912,909 shares of Common Stock issued and outstanding as reported on Form 10-Q filed by the Issuer with the Commission on November 09, 2005.

     A. Hunter Global Associates L.L.C., as general partner of Hunter Global Investors Fund I L.P. and Hunter Global Investors Fund II L.P.
              (a) Amount beneficially owned: 884,591
              (b) Percent of class: 2.0%

CUSIP No.65105M108                 13G/A                   Page 9 of 12 Pages

              (c) (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 884,591
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      884,591

     B. Hunter Global Investors L.P., as investment manager of Hunter Global Investors Fund I L.P., Hunter Global Investors Fund II L.P., Hunter Global Investors Offshore Fund Ltd. and Hunter Global Investors Offshore Fund II Ltd.

              (a) Amount beneficially owned: 980,225
              (b) Percent of class: 2.2%
              (c) (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 980,225
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      980,225

     C. Duke Buchan III, as senior managing member of Hunter Global Associates L.L.C., and as the sole member of the general partner of Hunter Global Investors L.P.
              (a) Amount beneficially owned: 980,225
              (b) Percent of class: 2.2%
              (c) (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 980,225
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      980,225

     D.   Hunter Global Investors Fund I L.P.
              (a) Amount beneficially owned: 854,591
              (b) Percent of class: 1.9%
              (c) (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 854,591
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 854,591

     E.   Hunter Global Investors Fund II L.P.
              (a) Amount beneficially owned: 30,000
              (b) Percent of class: 0.1%
              (c) (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 30,000
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 30,000

CUSIP No.65105M108                 13G/A                  Page 10 of 12 Pages

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            The identity of each member of the group is set forth above under Item 2(a) and Item 4.

Item 9.     Notice of Dissolution of Group

            Not applicable.

CUSIP No.65105M108                 13G/A                  Page 11 of 12 Pages

Item 10.    Certification.

          Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2006           By:   /s/ Duke Buchan III
                                          ------------------------------------
                                          Duke Buchan III, individually and (a)
                                          as Senior Managing Member of Hunter
                                          Global Associates L.L.C., for itself
                                          and as the general partner of (i)
                                          Hunter Global Investors Fund I L.P.
                                          and (ii) Hunter Global Investors Fund
                                          II L.P. and (b) as Managing Member of
                                          Hunter Global Capital Management
                                          L.L.C., as the general partner of
                                          Hunter Global Investors L.P.

CUSIP No.65105M108                  13G/A               Page 12 of 12 Pages

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 10, 2006           By:  /S/ Duke Buchan III
                                         ------------------------------------
                                         Duke Buchan III, individually and (a)
                                         as Senior Managing Member of Hunter
                                         Global Associates L.L.C., for itself
                                         and as the general partner of (i)
                                         Hunter Global Investors Fund I L.P.
                                         and (ii) Hunter Global Investors Fund
                                         II L.P. and (b) as Managing Member of
                                         Hunter Global Capital Management
                                         L.L.C., as the general partner of
                                         Hunter Global Investors L.P.